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Filed pursuant to 424(b)(3)
Registration No. 333-200594

BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 9 DATED FEBRUARY 1, 2018
TO THE PROSPECTUS DATED JULY 3, 2017

        This prospectus supplement ("Supplement") is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc., dated July 3, 2017 (the "Prospectus"), as supplemented by Supplement No. 1, dated August 9, 2017; Supplement No. 2, dated August 28, 2017; Supplement No. 3, dated September 13, 2017; Supplement No. 4, dated September 21, 2017; Supplement No. 5, dated November 2, 2017; Supplement No. 6, dated November 3, 2017; Supplement No. 7, dated November 16, 2017; and Supplement No. 8, dated December 4, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

        The purpose of this Supplement is as follows:

  A.
  To provide an update regarding the distribution reinvestment plan; and

  B.
  To update Appendix B to the Prospectus.

A.    Update regarding the distribution reinvestment plan

        Upon purchasing shares of our common stock in this offering, an investor will automatically become a participant in our distribution reinvestment plan unless an investor is a resident of certain states, is a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, or the investor elects not to become a participant by noting such election on the subscription agreement. The list of states where automatic enrollment is not permitted is hereby revised to include Oregon and Washington in the section titled "Prospectus Summary—Distribution Reinvestment Plan," in response to the question, "May I Reinvest My Cash Distributions in Additional Shares?" in the section titled "Questions and Answers Relating to this Offering," and in the section titled "Description of Capital Stock—Distribution Reinvestment Plan," on pages 31, 48 and 213, respectively, of the Prospectus.

B.    Update to Appendix B.

        The subscription agreement included as Appendix B to the Prospectus is hereby superseded and replaced with Appendix A to this supplement.

 APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT

Investor Name

Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK® GROUP

Black Creek Industrial REIT IV

1. Investment — See payment instructions on next page.

Please check the appropriate box:

- o **Initial Investment** — This is my initial investment: $2,000 minimum for Class T shares and Class W shares; $1,000,000 for Class I shares (unless waived) ($2,500 minimum for non-qualified plans in NY, which cannot be waived).
- o **Additional Investment** — This is an additional investment: $500 minimum.

Account #

State of Sale

Total $ Invested

2. Account Type — Select Class T Shares, Class W Shares or Class I Shares below (choose only one).

This Subscription Agreement is for Class T shares, Class W shares and Class I shares. Please consult with your financial advisor regarding the account type and commissions structure of your investment and check one of the following options. The prospectus of Black Creek Industrial REIT IV as amended and supplemented as of the date hereof (the "Prospectus") contains additional information regarding the different share classes.

- o **Class T Share**
- o **Class W Share** (available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus).
- o **Class I Share** (available for certain accounts and other eligible investors as disclosed in the prospectus).

3. Type of Ownership (All authorized owners must sign in section 10.)

Non-Custodial Ownership

Brokerage Account Number

- o **Individual Ownership**
- o **Joint Tenants with Rights of Survivorship**
  - o **Transfer on Death**
    Fill out Transfer on Death Form to effect designation. (Available through your financial advisor)
- o **Tenants in Common**
- o **Community Property**
- o **Uniform Gift to Minors Act**
- o **Plan**
  Additional documentation required in section 4C.
- o **Trust**
  Additional documentation required in section 4C.
- o **Corporation / Partnership**
  Additional documentation required in section 4C.
- o **Other** (Specify)

Custodial Ownership

Custodian Account Number

- o **Traditional IRA**
- o **Roth IRA**
- o **Decedent IRA**

  Name of Deceased
- o **Simplified Employee Pension / Trust (SEP)**
- o **Other** (Specify)

(Required for custodial ownership accounts.)

Custodian Information

To be completed by Custodian listed above.

Name of Custodian

Custodian Tax ID #

Custodian Telephone #

Page 1 of 6

Investor Name

Subscription Agreement
CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK GROUP

Black Creek Industrial REIT IV

4. Subscriber Information

o Employee or Affiliate of Advisor of Black Creek Industrial REIT IV

A. Investor Information
(Investor / Trustee / Executor / Authorized Signatory information)

First Name | Last Name

Social Security / Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone # | E-mail Address

Residential Address (no P.O. Box)

Street Address | City | State | Zip

Mailing Address (if different from above)

Street Address | City | State | Zip

Please Indicate Citizenship Status

o U.S. Citizen o Resident Alien o Non-Resident Alien

B. Co-Investor Information
(Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable)

First Name | Last Name

Social Security / Taxpayer ID # | Date of Birth (MM/DD/YYYY)

Telephone #

Residential Address (no P.O. Box)

Street Address | City | State | Zip

Mailing Address (if different from above)

Street Address | City | State | Zip

Please Indicate Citizenship Status

o U.S. Citizen o Resident Alien o Non-Resident Alien

C. Entity Information — Retirement Plan / Trust / Corporation / Partnership / Other
(Trustee(s) and / or Authorized Signatory(s) information MUST be provided in sections 4A and 4B)

Entity Name | Entity Tax ID # | Date of Trust

Entity Type (Select one — required)

- o Retirement Plan (Plan documentation required)
- o Taxable Trust (First and last pages of the trust document required)
- o Tax-exempt Trust (First and last pages of the trust document required)
- o S-Corp (Corporate Resolution required)
- o C-Corp (Corporate Resolution required)
- o LLC (Plan documentation required)
- o Partnership (Plan documentation required)
- o Estate (Letter of Testamentary required)
- o Other (Specify)

Page 2 of 6

Investor Name

Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK® GROUP

Black Creek Industrial REIT IV

5. E-Consent

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, tax documents, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Black Creek Industrial REIT IV. If you would like to consent to electronic delivery, including pursuant to e-mail, please check the box below for this election.

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on our website and notify you by e-mail when and where such documents are available.

Your consent to electronic delivery will be on an unlimited duration and you will not receive paper copies of these electronic materials unless (i) specifically requested, (ii) you inform us in writing that you revoke your consent, (iii) the delivery of electronic materials is prohibited or (iv) we, in sole discretion, elect to send paper copies of materials.

By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

o I consent to electronic delivery

E-mail Address

If blank, the e-mail address provided in section 4 will be used.

6. Investment Method

o **By Mail** — Attach a check made payable to Black Creek Industrial REIT IV, unless you are a resident of Pennsylvania, in which case checks should be made payable to UMB Bank, N.A., as Escrow Agent for Black Creek Industrial REIT IV Inc.

o **By Wire** — **Account Name:** UMB Bank, N.A., Kansas City, MO 64106
ABA Routing Number: 101000695
Account Number: 9871976114
Beneficiary: Black Creek Industrial REIT IV

Please request when sending a wire that the wire reference the subscriber's name in order to assure that the wire is credited to the proper account.

o **Asset Transfer** —
o Asset transfer form sent to transferring institution. o Asset transfer form included with subscription.

7. Distributions

IF YOU ARE NOT A KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEW JERSEY, OHIO, OREGON OR WASHINGTON INVESTOR, YOU ARE AUTOMATICALLY ENROLLED IN OUR DISTRIBUTION REINVESTMENT PLAN.

If you do not wish to be enrolled in the Distribution Reinvestment Plan, check the appropriate box below.

IF YOU ARE A KANSAS, KENTUCKY, MAINE, MARYLAND, MASSACHUSETTS, NEW JERSEY, OHIO, OREGON OR WASHINGTON INVESTOR, YOU MAY ELECT TO ENROLL IN OUR DISTRIBUTION REINVESTMENT PLAN. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you wish to enroll in the Distribution Reinvestment Plan, check this box: o

If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below.

Non-Custodial Ownership

o I prefer that my distribution be deposited directly into the account listed in section 8.

o I prefer that my distribution be paid by check and sent to the address listed in section 4.

Custodial Ownership

o I prefer that my distribution be sent to my Custodian for deposit into my Custodial account cited in section 3.

For Custodial accounts, if you elect cash distributions, the funds must be sent to the Custodian.

8. Bank or Brokerage Account Information

Complete this section ONLY if you do NOT wish to enroll in the Distribution Reinvestment Plan and you instead elect to receive cash distributions.

Name of Financial Institution

Street Address | City | State | ZIP

Name(s) on Account

ABA Numbers / Bank Account Number | Account Number

o Checking (Attach a voided check.) o Savings (Attach a voided deposit slip.) o Brokerage

Page 3 of 6

Investor Name

Subscription Agreement
CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK GROUP
Black Creek Industrial REIT IV

9. Suitability and Other Representations (required)

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf.

In order to induce Black Creek Industrial REIT IV to accept this subscription, I (we) hereby represent and warrant that: **Investor** **Co-Investor**

a) I (we) understand that the transaction price per share at which my (our) investment will be executed will be made available at www.bcindustrialiv.com and in a prospectus supplement filed with the SEC, available at www.sec.gov. I (we) understand that once Black Creek Industrial REIT IV commences monthly valuations, which will be as of a date no later than June 30, 2018, the transaction price per share generally will be made available within 15 calendar days after the last calendar day of each month, and such transaction price will generally be the transaction price for the then-current month for each share class. I (we) understand that my (our) subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made publicly available. I (we) understand that I (we) am (are) not committed to purchase shares at the time my (our) subscription order is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (we) understand that I (we) may withdraw my (our) purchase request during such period by notifying the transfer agent, my (our) financial intermediary, or directly through Black Creek Industrial REIT IV's toll-free, automated telephone line, 888.310.9352. (a) Initials______Initials _______

b) I have (we have) received a copy of the final Prospectus. (b) Initials______Initials _______

c) I am (we are) purchasing shares for my (our) own account and acknowledge that the investment is not liquid. (c) Initials______Initials _______

d) I (we) hereby authorize Black Creek Industrial REIT IV, upon occurrence of a Liquidity Event (as defined in Black Creek Industrial REIT IV's Prospectus), to share with the Registered Representative's firm listed in section 11 the identification number that is assigned to my (our) securities account at the transfer agent's custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative's firm. Please initial if you agree. (d) Initials______Initials _______

e) I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. (e) Initials______Initials _______

f) If I am (we are) a resident of **AL, IA, ID, KS, KY, MA, ME, NE, NJ, NM, ND, OR, PA, TN or VT,** I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under "Suitability Standards." I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. (f) Initials______Initials _______

g) If the investor is a partnership, limited liability company, or other corporate entity, each equity owner of such entity meets,on an individual basis, the suitability standards set forth in the "Suitability Standards" section of the Prospectus, including any higher state-specific requirements as applicable to such equity owner. (g) Initials______Initials _______

h) If I am (we are) an **Alabama** resident, I (we) have a liquid net worth of at least 10 times my investment in the shares of Black Creek Industrial REIT IV and other similar public, illiquid direct participation programs. (h) Initials______Initials _______

i) If I am (we are) an **Iowa** resident, I (we) have either: (i) a minimum net worth of $300,000 (exclusive of home, auto and furnishings); or (ii) a minimum of annual gross income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, my (our) total investment in the shares of Black Creek Industrial REIT IV or any of its affiliates, and the shares of any other non-exchange-traded REIT, cannot exceed 10% of my (our) liquid net worth. "Liquid net worth" for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. (i) Initials______Initials _______

j) If I am (we are) a **Kansas** investor, I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND a minimum of $70,000 gross income in the last 12 months. I (we) acknowledge that these suitability requirements can be met by myself (ourselves) or the fiduciary acting on my (our) behalf. (j) Initials______Initials _______

k) If I am (we are) a **Kansas** resident, I am (we are) limiting my (our) aggregate investment in the securities of Black Creek Industrial REIT IV and other similar programs to no more than 10% of my (our) liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with United States generally accepted accounting principles. (k) Initials______Initials _______

l) If I am (we are) a **Kentucky** resident, I (we) shall not invest more than 10% of my (our) liquid net worth (cash, cash equivalents and readily marketable securities) in Black Creek Industrial REIT IV's shares or the shares of Black Creek Industrial REIT IV's affiliates' non-publicly traded real estate investment trusts. (l) Initials______Initials _______

m) If I am (we are) a **Nebraska** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I am (we are) limiting my (our) aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) to 10% of my (our) net worth (excluding the value of my (our) home, home furnishings, and automobiles). An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal Securities laws is not subject to the foregoing limitations. (m) Initials______Initials _______

n) If I am (we are) a **New Jersey** resident, I (we) have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in Black Creek Industrial REIT IV, Black Creek Industrial REIT IV's affiliates, and other non-publicly traded direct investment programs (including REITs, BDCs, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of my (our) liquid net worth. (n) Initials______Initials _______

o) If I am (we are) an **Ohio** resident, I am (we are) limiting my (our) investment in Black Creek Industrial REIT IV, its affiliates and other non-traded real estate investment programs to no more than 10% of my (our) liquid net worth. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. (o) Initials______Initials _______

p) If I am (we are) an **Oregon** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I (we) have a net worth of at least ten times my (our) investment in Black Creek Industrial REIT IV's shares and those of its affiliates. (p) Initials______Initials _______

q) If I am (we are) a **Pennsylvania** resident, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, I (we) shall not invest more than 10% of my (our) net worth (exclusive of home, furnishings and automobiles) in these securities. (q) Initials______Initials _______

r) If I am (we are) a **Vermont** resident and I am (we are) not an accredited investor, in addition to meeting the suitability standards set forth in the "Suitability Standards" section of the Prospectus, my (our) investment in this offering does not exceed 10% of my (our) liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. (r) Initials______Initials _______

s) If an affiliate of Black Creek Industrial REIT IV or its advisor, BCI IV Advisors LLC, I (we) represent that the shares are being purchased for investment purposes only and not for immediate resale. (s) Initials______Initials _______

Page 4 of 6

Investor Name

Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK GROUP

Black Creek Industrial REIT IV

10. Subscriber Signatures — All parties must sign.

I (we) declare that the information supplied is true and correct and may be relied upon by Black Creek Industrial REIT IV I (we) acknowledge and agree that the terms of this Subscription Agreement include only those terms on the Subscription Agreement and those specifically required to complete the Subscription Agreement. Any additional terms added to the Subscription Agreement by hand or otherwise are void and of no effect. The terms of the offering set forth in the Prospectus cannot be altered by this Subscription Agreement.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)
The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security / Taxpayer ID # field in section 4 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because:
(a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including, but not limited to, the number of shares I own, tax information (including the Form 1099), redemption information, and my social security number and other personal identifying information. Investors may change the broker of record at any time by contacting the Black Creek Industrial REIT IV's transfer agent, DST Systems, Inc.

Signature of Investor or Trustee | Signature of Co-Investor or Trustee, if applicable | Date

Signature of Custodian

Page 5 of 6

Investor Name

Subscription Agreement

CLASS T SHARES, CLASS W SHARES AND CLASS I SHARES

BLACK CREEK GROUP

Black Creek Industrial REIT IV

11. Broker / Dealer — To be completed by the Registered Representative (RR).

The Broker / Dealer (B / D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that he or she is duly licensed and may lawfully sell shares of common stock in the state designated as the investor's legal residence. The undersigned confirms by its signature, on behalf of the Broker / Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor's prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current Prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The Broker / Dealer agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years. The undersigned further represents and certifies, on behalf of the Broker / Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned further confirms by its signature, on behalf of the Broker / Dealer that, to the extent the investor identified herein is a plan, plan fiduciary, plan participant or beneficiary, IRA, or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Section 4975 of the Internal Revenue Code of 1986, as amended (Code): (i) there is no financial interest, ownership interest, or other relationship, agreement, or understanding that would limit its ability to carry out its fiduciary responsibility to such investor beyond the control, direction, or influence of other persons involved in such investor's purchase of shares; (ii) it is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies; and (iii) it is a fiduciary under ERISA or the Code, or both, with respect to such investor's purchase of shares, and it is responsible for exercising independent judgment in evaluating such investor's purchase of shares.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in section 9 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of RR

Broker / Dealer Name Telephone Number

Mailing Address

Home Officer Mailing Address

City State ZIP

City State ZIP

B / D Rep # CRD# RR Telephone Number RR E-mail Address

Signature – RR

Signature – Broker / Dealer (if applicable)

Please be aware that Black Creek Industrial REIT IV, BCI IV Advisors LLC (the "Advisor"), BCI IV Advisors Group LLC and Black Creek Capital Markets, LLC (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with Black Creek Industrial REIT IV's public offering or the purchase of Black Creek Industrial REIT IV's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of Black Creek Industrial REIT IV's common stock, as described in the Prospectus, including fees, expense reimbursements and other payments they anticipate receiving from Black Creek Industrial REIT IV in connection with the purchase of the shares.

No sale of shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. If an investor participating in the Distribution Reinvestment Plan or making additional investments in shares experiences a material adverse change in the investor's financial condition or can no longer make the representations and warranties set forth in section 9, Black Creek Industrial REIT IV requests that the investor promptly notify Black Creek Industrial REIT IV and the investor's Broker / Dealer in writing.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to: Black Creek Industrial REIT IV Inc.

Direct Overnight Mail:
Black Creek Group
C/O DST Systems Inc.
430 W 7th Street, Suite 219079
Kansas City, MO 64105

P.O. Box:
Black Creek Group
P.O. Box 219079
Kansas City, MO 64121-0979

Black Creek Group — Black Creek Industrial REIT IV Contact Information:
Phone: 866.324.REIT (324.7348) **Web Site:** bcindustrialiv.com **E-mail:** operations@blackcreekgroup.com

Page 6 of 6

BCIRIV-RET-SA-TWI-JAN18

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  Filed pursuant to 424(b)(3) Registration No. 333-200594
BLACK CREEK INDUSTRIAL REIT IV INC. SUPPLEMENT NO. 9 DATED FEBRUARY 1, 2018 TO THE PROSPECTUS DATED JULY 3, 2017
APPENDIX A: FORM OF SUBSCRIPTION AGREEMENT